Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Caleres, Inc.:

We consent to the incorporation by reference of our report dated July 20, 2018 with respect to the consolidated financial statements of Vionic Group LLC as of and for the year ended December 31, 2017, included in this Form 8-K/A of Caleres, Inc., dated December 7, 2018.

/s/ Frank, Rimerman & Co. LLP

Frank, Rimerman & Co. LLP
San Francisco, California
December 7, 2018